Neonode Reports Quarter Ended June 30, 2012 Financial Results
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Total net revenues increased 598% to $2.0 million

23 design wins during the quarter
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SANTA CLARA – August 14, 2012 – Neonode Inc. (NASDAQ: NEON), the MultiSensing touch technology company, today reported financial results for its second quarter and six months ended June 30, 2012.

Second Quarter Highlights:
●	Total net revenues increased 598% to $2.0 million
●	23 design wins during the quarter for a wide range of consumer electronic devices, bringing the total for the year to 40
●	Signed 3 new licensing agreements during the quarter for a total of 7 in the first 6 months of 2012.
●	Joined Russell Global, Russell 3000® and Russell Microcap® Indexes
●	Was named a Gartner Cool Vendor for 2012

Neonode CEO Thomas Eriksson stated, “We are extremely excited about the strong momentum we have built up with our customers and partners, which is evidenced by the 23 design wins in the second quarter. These design wins are across all strategically important high volume market segments. Since we launched our single chip MultiSensing™ controller in January 2012, we have attained a total of 40 design wins. We expect a majority of these design wins to result in commercialized products within the next 6 to 18 months, some as early as end of 2012”.

“With the Neonode NN1001 controller chip, now in full production, we deliver competitive low cost/high performance solutions with state of the art user interfaces for all type of devices in any market. The design wins for our MultiSensing touch technology this year, has firmly expanded our positioning into several new device categories and market segments such as Mobiles, Office equipment, Tablets, Laptops, Toys and Automotive. We have signed several multi-year license agreements with some of the largest companies in each market segment.

Financial Results for the Second Quarter of 2012

For the second quarter ended June 30, 2012, net revenues increased 598% to $2.0 million, compared to $283,000 for the same period in 2011 as a result of license fees related to customer product shipments plus an increase in our engineering fees. Cost of revenues for the second quarter of 2012 increased 108% to $494,000, compared to $238,000 for the second quarter of 2011 due to engineering development activities related to new customer products. Product R&D for the second quarter of 2012 increased 287% to $1.5 million, compared to $382,000 in the second quarter of 2011 due to an increase in staffing in Sweden and the US offices. R&D expense for the second quarter of 2012 includes $178,000 of non-cash stock option and warrant expense compared to $72,000 for the same quarter in 2011. Sales and marketing expenses for the second quarter of 2012 increased 373% to $1.7 million, compared to $363,000 in the second quarter of 2011 due to an increase in our sales staffing levels and marketing activities. Sales and marketing expense for the second quarter of 2012 includes $918,000 non-cash stock option and warrant expense compared to $23,000 for the same quarter in 2011. General and administrative (G&A) expenses for the second quarter of 2012 increased 84% to $1.7 million from $921,000 in the second quarter of 2011 due primarily to salary expense, legal expenses related to patent filings, corporate and SEC compliance and customer contracts. G&A expense for the second quarter of 2012 includes $1.2 million non-cash stock option and warrant expense compared to $88,000 for the same quarter in 2011.

Adjusted EBITDA, as defined, was a loss of $1.1 million for the quarter ended June 30, 2012, compared to a loss of $1.4 million for the same period in 2011.

Net loss for the second quarter was $3.4 million, or $0.10 loss per share, compared with net loss of $2.7 million, or $0.10 loss per share, for the comparable quarter last year.

Financial Results for the Six Months ended June 30, 2012

For the six months ended June 30, 2012, net revenues increased 282% to $3.1 million, compared to $822,000 for the same period in 2011 as a result of license fees related to customer product shipments plus an increase in our engineering fees. Cost of revenues for the six months ended June 30, 2012 increased 89% to $743,000, compared to $393,000 for the same period of 2011 due to engineering development activities related to new customer products. Product R&D for the six months ended June 30, 2012 increased 229% to $2.2 million, compared to $658,000 in the same period  of 2011 due to an increase in staffing in Sweden and the US offices. R&D expense for the six months ended June 30, 2012 includes $187,000 of non-cash stock option and warrant expense compared to $109,000 for the same period in 2011. Sales and marketing expenses for the six months ended June 30, 2012 increased 252% to $2.5 million, compared to $715,000 in the same period of 2011 due to an increase in our sales staffing levels and marketing activities. Sales and marketing expense for the six months ended June 30, 2012 includes $943,000 of non-cash stock option and warrant expense compared to $48,000 for the same period in 2011. General and administrative (G&A) expenses for the six months ended June 30, 2012 increased 50% to $2.7 million from $1.8 million in the same period of 2011 due primarily to salary expense, legal expenses related to patent filings, corporate and SEC compliance and customer contracts. G&A expense for the six months ended June 30, 2012 includes $1.2 million of non-cash stock option and warrant expense compared to $315,000 for the same period in 2011.

Adjusted EBITDA, as defined, was a loss of $2.6 million for the six months ended June 30, 2012, compared to a loss of $2.2 million for the same period in 2011.

Net loss for the six months ended June 30, 2012 was $5.0 million, or $0.15 loss per share, compared with net loss of $12.4 million, or $0.50 loss per share, for the comparable six month period last year.

Note Regarding the Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Neonode believes this information is useful to investors because it provides a basis for measuring Neonode's available capital resources, the operating performance of Neonode's business and Neonode's cash flow, excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation and other expense, net that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). Neonode's management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Neonode's operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Neonode may not be comparable to similarly titled amounts reported by other companies.

Conference Call Information
The Company’s management will host a conference call today at 10:00 a.m. Eastern Time. The conference call will be available via webcast at www.neonode.com and www.kcsa.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (877) 539-0733 (U.S. domestic) or (678) 607-2005 (international).  All dial-in participants must use the following code to access the call: 10263147. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through September 14, 2012 at (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international). All participants must use the following code to access the replay of the call: 10263147. The online archive of the webcast will be available on www.neonode.com or www.kcsa.com for 30 days following the call.

About Neonode
Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing™ touch technologies, enabling companies to differentiate themselves by making high performing touch solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes state-of-the-art technology features such as low latency pen or brush sensing, remarkably high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring.

Neonode’s patented MultiSensing™ technology is developed for a wide range of devices like mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment, automotive or inflight infotainment systems. NEONODE, the NEONODE Logo and zFORCE are trademarks of Neonode Inc. registered in the United States and other countries.  MULTISENSING is a trademark of Neonode Inc.  For more information please visit www.neonode.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Neonode's public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today's date, and Neonode undertakes no duty to update or revise them.

© 2012 Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:
David Brunton, CFO
P: + 1 925-768-0620
david.brunton@neonode.com

Todd Fromer / Garth Russell
KCSA Strategic Communications
P: + 1 212-682-6300
tfromer@kcsa.com / grussell@kcsa.com

NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June	December
	30, 2012	31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash	$11,275	$12,940
Accounts receivable	1,725	3,345
Prepaid expenses and other current assets	327	234
Total current assets	13,327	16,519

Property and equipment, net	332	108
Total assets	$13,659	$16,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$351	$447
Accrued expenses	776	601
Deferred revenue	1,543	1,906

Total current liabilities	2,670	2,954

Total liabilities	2,670	2,954

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, 444,541 shares authorized with par value
$0.001 per share; 83 shares issued and outstanding at
June 30, 2012 and December 31, 2011(In the event of dissolution, each share of Series A Preferred stock has a liquidation preference
equal to par value of $0.001 over the shares of common stock)	--	--
Series B Preferred stock, 54,425 shares authorized with par
value $0.001 per share; 95 and 114 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation
preference equal to par value of $0.001 over the shares of common stock)	--	--
Common stock, 70,000,000 shares authorized with par value $0.001 per share;
32,972,631 and 32,778,993 shares issued and outstanding at
June 30, 2012 and December 31, 2011, respectively	33	33
Additional paid-in capital	145,314	142,955
Accumulated other comprehensive (loss) income	(15)	13
Accumulated deficit	(134,343)	(129,328)
Total stockholders' equity	10,989	13,673
Total liabilities and stockholders' equity	$13,659	$16,627

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net revenues	$1,974	$283	$3,138	$822
Cost of revenues	494	238	743	393
Gross margin	1,480	45	2,395	429

Operating expenses:
Product research and development	1,478	382	2,165	658
Sales and marketing	1,718	363	2,517	715
General and administrative	1,691	921	2,686	1,785

Total operating expenses	4,887	1,666	7,368	3,158

Operating loss	(3,407)	(1,621)	(4,973)	(2,729)

Other expense, net:
Interest expense	--	(81)	--	(135)
Non-cash items related to debt discounts and deferred financing fees and the valuation of conversion features and warrants	--	(1,014)	--	(9,568)

Total other expense, net	--	(1,095)	--	(9,703)

Loss before provision for income taxes	(3,407)	(2,716)	(4,973)	(12,432)

Provision for income taxes	$20	$6	$42	$11
Net loss	$(3,427)	$(2,722)	$(5,015)	$(12,443)

Loss per common share:
Basic and diluted loss per share	$(0.10)	$(0.10)	$(0.15)	$(0.50)
Basic and diluted – weighted average shares used in per share computations	32,969	27,642	32,889	25,039

NEONODE INC
Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA
(In thousands)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011

GAAP net loss	$(3,427)	$(2,722)	$(5,015)	$(12,443)
Interest expense	-	81	-	135
Provision for income taxes	20	6	42	11
Depreciation and amortization	22	4	40	10
EBITDA	(3,385)	(2,631)	(4,933)	(12,287)

Stock-based compensation	2,317	183	2,351	472
Other expense, net	-	1,014	-	9,568

Adjusted EBITDA	(1,068)	(1,434)	(2,582)	(2,247)

The table above reconciles net loss to EBITDA and Adjusted EBITDA. EBITDA is defined as net loss before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense and net other expense. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that it is useful to Neonode Inc. and to an investor in evaluating the Company because it is a widely used measure to evaluate a company's operating performance.

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